Exhibit 5.1
[Letterhead of Sullivan & Cromwell LLP]

September 10, 2010
Medco Health Solutions, Inc.,
     100 Parsons Pond Drive,
          Franklin Lakes, NJ 07417.
Ladies and Gentlemen:
     In connection with the registration under the Securities Act of 1933 (the “Act”) of $500,000,000 principal amount of Medco’s 2.750% Notes due 2015 (the “2015 Notes”) and $500,000,000 principal amount of Medco’s 4.125% Notes due 2020 (the “2020 Notes,” and together with the 2015 Notes, the “Securities”) of Medco Health Solutions, Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
     Upon the basis of such examination, we advise you that the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.
     The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption that we have not independently verified.

Medco Health Solutions, Inc.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Sullivan & Cromwell LLP